SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549




                                     FORM 8-K


                                  CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of the
                          Securities Exchange Act of 1934



               Date of Report (Date of earliest event reported): June 9, 1999


                              RICHFOOD HOLDINGS, INC.
                (Exact name of registrant as specified in charter)


     Virginia                   0-16900                      54-1438602
  (State or other             (Commission                   (IRS Employer
   jurisdiction of             File Number)              Identification No.)
   incorporation)


        4860 Cox Road, Suite 300
               Glen Allen, Virginia                             23060
  (Address of principal executive offices)                    (Zip Code)

       Registrant's telephone number, including area code: (804) 915-6000


                                  Not Applicable
           (former name or former address if changed since last report)

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                       INFORMATION TO BE INCLUDED IN REPORT

Item 5:     Other Events.

      On June 9, 1999, Richfood Holdings, Inc., a Virginia corporation ("Richfood"), entered into an Agreement and Plan of Merger (the "Agreement"), dated as of June 9, 1999, among SUPERVALU INC., a Delaware corporation ("SUPERVALU"), Winter Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of SUPERVALU ("Acquisition"), and Richfood. The following summary of the transaction is qualified in its entirety by reference to the Agreement, a copy of which is filed herewith and incorporated herein by reference.

      Under the terms of the Agreement, Richfood will be merged with and into Acquisition (the "Merger") with Acquisition being the surviving corporation in the Merger. Pursuant to the Merger, each share of common stock, without par value, of Richfood ("Richfood Common Stock") will be converted into, and become exchangeable for, at the election of the holder, either (i) $18.50 in cash (the "Cash Consideration") or (ii) the number of shares of common stock, par value $1.00 per share, of SUPERVALU ("SUPERVALU Common Stock") equal to the ratio determined by dividing $18.50 by the average of the per share last sales price (the "Average SUPERVALU Price") of SUPERVALU Common Stock as reported on the New York Stock Exchange composite transactions reporting system for the twenty (20) consecutive trading days ending on (and including) the seventh trading day prior to the closing date for the Merger (the "Stock Consideration," and together with the Cash Consideration, the "Merger Consideration"); provided, however, that shareholder elections shall be subject to allocation and proration such that the number of shares of Richfood Common Stock to be converted into the right to receive Cash Consideration in the Merger and the number of shares of Richfood Common Stock to be converted into the right to receive Stock Consideration in the Merger shall in each case be equal to fifty percent (50%) of the number of shares of Richfood Common Stock issued and outstanding immediately prior to the closing of the Merger.

      The transaction has been approved by the Boards of Directors of Richfood and SUPERVALU, but remains subject to regulatory approvals (including expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976), approval by Richfood's shareholders and other customary closing conditions. In addition, the Agreement provides that if the Average SUPERVALU Price is less than $18.50, each of SUPERVALU and Richfood will have the right to terminate the Agreement; provided, however, that if the Average SUPERVALU Price is between $15.00 and $18.50, Richfood will not have such termination right if SUPERVALU increases the portion of the Merger Consideration payable in cash (to the fullest extent consistent with treating the Merger as a reorganization under Section 368(a) of the Internal Revenue Code of 1986), and thereafter with additional SUPERVALU Common Stock. The transaction is expected to be completed before the end of calendar 1999.

      Either party may terminate the Agreement under certain circumstances, including if the Merger has not been consummated on or before January 15, 2000. In addition, Richfood may
                                       2
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terminate the Agreement if it receives a bona fide, written, unsolicited offer with respect to any merger, consolidation or business combination involving Richfood or any of its subsidiaries, or the acquisition of all or any significant part of the assets of Richfood or any of its subsidiaries, that the Board of Directors of Richfood determines is more favorable, from a financial point of view, to Richfood's shareholders than the Merger (a "Superior Proposal"), and SUPERVALU does not match that Superior Proposal. In the event that Richfood terminates the Agreement to enter into an agreement with respect to a Superior Proposal, or if Richfood or SUPERVALU terminate the Agreement in certain other limited circumstances, Richfood would be required to pay SUPERVALU a termination fee of $27.0 million, plus SUPERVALU's reasonable out-of-pocket expenses (not to exceed $3.0 million in the aggregate).

      Richfood  has   postponed   indefinitely   its  1999  annual   meeting  of
shareholders, which previously had been scheduled for August 26, 1999, and instead will hold a special meeting of shareholders to consider the Merger. The date of the special meeting, which is expected to be held in September 1999, will be announced as soon as practicable.

Item 7:     Financial Statements, Pro Forma Financial Information and Exhibits.

      c) Exhibits

 Number     Exhibit
 ------     -------
 2.1        Agreement and Plan of Merger, dated as of June 9, 1999, among
            SUPERVALU INC., Winter Acquisition, Inc. and Richfood Holdings, Inc.

 Pursuant to Rule 601(b)(2) of Regulation S-K, the Company agrees to furnish supplementally to the Securities and Exchange Commission, upon request, any omitted schedules or similar attachments to the foregoing Exhibit.

                                       3

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                                     SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                   RICHFOOD HOLDINGS, INC.




Date:  June 11, 1999               By:      /s/ John E. Stokely
                                          --------------------------------------
                                          John E. Stokely
                                          Chairman, President &
                                          Chief Executive Officer

                                       4
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EXHIBIT INDEX

Exhibit No.   Description
-----------   -----------
2.1           Agreement and Plan of Merger, dated as of June 9, 1999,
              among SUPERVALU INC., Winter Acquisition, Inc. and
              Richfood Holdings, Inc.